 As filed with the Securities and Exchange Commission on September 2, 2025.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

AUTODESK, INC.

(Exact name of Registrant as specified in its charter)

Delaware	94-2819853
(State of incorporation)	(I.R.S. Employer Identification No.)

One Market Street, Ste. 400

San Francisco, CA 94105

(Address, including zip code, of Registrant’s principal executive offices)

Autodesk, Inc. 2022 Equity Incentive Plan

(Full title of the Plan)

Ruth Ann Keene

Executive Vice President, Corporate Affairs, Chief Legal Officer & Secretary

Autodesk, Inc.

One Market Street, Ste. 400

San Francisco, CA 94105

(415) 507-5000

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Richard C. Blake

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 is filed by Autodesk, Inc. (the “Registrant,” “we,” or “us”) to register 20,750,000 additional shares of the Registrant’s common stock, par value $0.01 per share (“common stock”), issuable under the Autodesk, Inc. 2022 Equity Incentive Plan, as amended and restated (the “2022 Plan”), as approved by the Registrant’s stockholders at its 2025 annual meeting of stockholders held on June 18, 2025. The Registrant intends to register on subsequent registration statements on Form S-8 additional shares of common stock issuable under the 2022 Plan as needed.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

Not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference into this registration statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2025, filed with the Commission on March 6, 2025;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2025, filed with the Commission on May 29, 2025 and the Registrant’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2025, filed with the Commission on September 2, 2025;

(c)	The information specifically incorporated by reference in the Registrant’s Annual Report on Form 10-K for the year ended January 31, 2025 from the Registrant’s Proxy Statement on Schedule 14A, as filed with the Commission on May 6, 2025;

(d)	The Registrant’s Current Reports on Form 8-K filed with the Commission on February 27, 2025 (Items 2.05 and 5.02 only), April 2, 2025 (Item 5.02 only), April 24, 2025, May 8, 2025, May 22, 2025 (Item 5.02 only), June 6, 2025, and June 20, 2025; and

(e)	The description of the Registrant’s common stock set forth in Exhibit 4.6 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2020.

In addition, all reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this registration statement and prior to the filing of a post-effective amendment that indicates all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such reports and other documents. In no event, however, unless stated otherwise in the applicable report, will any information that the Registrant has disclosed or will disclose under Item 2.02 or 7.01 of any Current Report on Form 8-K that the Registrant may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this registration statement.

For purposes of this registration statement, any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete General Corporation Law of the State of Delaware (“DGCL”) and the Registrant’s certificate of incorporation as amended to date (“Charter”) and the Registrant’s Bylaws as amended to date (“Bylaws”).

The Registrant’s Charter provides that a director shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL. The Registrant’s Bylaws provide that the Registrant shall, to the maximum extent and in the manner permitted by the DGCL, indemnify any person against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit, or proceeding in which such person was or is a party or is threatened to be made a party by reason of the fact that such person is or was a director or officer of the Registrant.

Under Section 145 of the DGCL, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorney’s fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation. The DGCL generally permits a Delaware corporation to indemnify directors and officers against expenses, judgments, fines and amounts paid in settlement of any action or suit for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, which they had no reasonable cause to believe was unlawful.

The Registrant is governed by the provisions of the DGCL permitting the Registrant to purchase director’s and officer’s insurance to protect itself and any director, officer, employee or agent of the Registrant. The Registrant has an insurance policy which insures the directors and officers of the Registrant and its subsidiaries against certain liabilities which might be incurred in connection with the performance of their duties. The Registrant also has indemnification agreements with its directors and officers that provide for the maximum indemnification allowed by law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

3.1(1)	Amended and Restated Certificate of Incorporation of the Registrant

3.2(2)	Amended and Restated Bylaws of the Registrant

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

23.1	Consent of Independent Registered Public Accounting Firm, Ernst & Young LLP

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page)

99.1(3)	Autodesk, Inc. 2022 Equity Incentive Plan As Amended and Restated

99.2(4)	Autodesk, Inc. 2022 Equity Incentive Plan Form of Restricted Stock Unit Agreement

107.1	Calculation of Filing Fee Table

(1)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on July 18, 2024.

(2)	Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed on July 18, 2024.

(3)	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on June 20, 2025.

(4)	Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed on June 21, 2022.

Item 9. Undertakings.

The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

provided, however, that Paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, state of California, on this 2nd day of September 2025.

AUTODESK, INC.

By:	/s/ Andrew Anagnost
Andrew Anagnost
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below severally constitutes and appoints Andrew Anagnost, Janesh Moorjani and Ruth Ann Keene, jointly and severally as his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this registration statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons on this 2nd day of September 2025 in the capacities indicated.

Signature	Title

/s/ Andrew Anagnost	Chief Executive Officer, President and Director
Andrew Anagnost	(Principal Executive Officer)

/s/ Janesh Moorjani	Executive Vice President and Chief Financial Officer
Janesh Moorjani	(Principal Financial Officer and Principal Accounting Officer)

/s/ Stacy J. Smith	Director (Non-executive Chairman of the Board)
Stacy J. Smith

/s/ Karen Blasing	Director
Karen Blasing

/s/ John T. Cahill	Director
John T. Cahill

/s/ Jeff Epstein	Director
Jeff Epstein

/s/ Ayanna Howard	Director
Ayanna Howard

/s/ Blake J. Irving	Director
Blake J. Irving

/s/ Ram R. Krishnan	Director
Ram. R. Krishnan

/s/ Stephen Milligan	Director
Stephen Milligan

/s/ Rami Rahim	Director
Rami Rahim

/s/ A. Christine (Christie) Simons	Director
A. Christine (Christie) Simons

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